UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following letter was mailed today by The Topps Company, Inc. to its stockholders:

August 17, 2007

Dear Fellow Stockholder:

At the special meeting to be held on Thursday, August 30, 2007, at 2:00 PM local time, Topps stockholders of record will be asked to consider and vote upon the pending merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC (‘‘Tornante – MDP transaction’’).

THE TOPPS BOARD IS COMMITTED TO MAXIMIZING VALUE FOR ALL STOCKHOLDERS

The Topps Board of Directors has already secured a transaction at $9.75 per share in cash for all stockholders with the Tornante – MDP transaction. As part of the Board’s commitment to maximizing value for all Topps stockholders, the Company and its representatives continue to negotiate with the Upper Deck Company to see if a consensual transaction can be reached with respect to its $10.75 Tender Offer. However, in spite of the Board’s best efforts, we have not reached a consensual transaction with Upper Deck to date and the Tornante – MDP transaction for $9.75 per share in cash is the only binding offer received.

Accordingly, the Board believes that approval of the Tornante – MDP transaction is in the best interest of all Topps stockholders and recommends that stockholders vote ‘‘FOR’’ the transaction at the special meeting.    The Tornante – MDP transaction maximizes value for all Topps stockholders:

✓	The $9.75 per share offer price implies multiples well above those of comparable transactions, both for the Confectionery business and for the Entertainment business.

✓	The $9.75 per share offer represents a favorable, 21% premium over the unaffected stock price.[1]

✓	The all-cash Tornante – MDP transaction offers stockholders certainty of value, as the transaction has a high probability of closing shortly after stockholder approval.

The attractive price Tornante – MDP is offering to Topps stockholders is due, in large part, to the unusually high level of equity contribution it committed to its transaction ($191 million or 54% of acquisition financing). Furthermore, the Tornante – MDP transaction is especially compelling given the current turmoil in the credit markets. The Board urges stockholders to vote ‘‘for’’ the certainty of value today with the Tornante – MDP transaction. Do NOT gamble with your investment in Topps.

THE BOARD CONDUCTED A THOROUGH PROCESS TO MAXIMIZE STOCKHOLDER VALUE

Prior to entering into the Tornante – MDP transaction, the Board of Directors pursued a multi-year process in which it explored all opportunities to maximize the value of your investment in Topps, including implementing a restructuring plan to enhance earnings and profitability.

As detailed in our proxy materials and noted in the June 14, 2007, Delaware Chancery Court Opinion, your Board pursued extensive negotiations with Tornante – MDP and secured a $9.75 per share cash offer, which is above their initial $9.24 offer. Still, the Board’s work did not stop there. As part of the merger agreement, the Board sought and obtained a ‘‘go-shop’’ solicitation period during which time Topps proactively contacted 107 potential bidders, including Upper Deck. This process was at all times led by the Board’s independent directors, with the input of Crescendo Partners’ Board representative and the other ‘‘objecting directors.’’

As Topps’ largest individual stockholder, I am certainly in favor of securing the highest possible price today for all Topps stockholders. The Tornante – MDP transaction, which is the only binding offer received, reflects the

[1]	Average closing price for the two-week period that preceded the announcement of the settlement of the proxy contest with Pembridge Capital prior to the AGM 2006 (July 28, 2006).

Board’s successful restructuring plan and is the culmination of the Board’s extensive process, which was completed in a full and fair manner to maximize stockholder value. If there is a better offer out there, we will take it, but at this time we firmly believe that the Tornante-MDP agreement is in our stockholders best interest and we urge you to vote in favor of the transaction.

YOUR VOTE IS IMPORTANT

Approval of the merger agreement requires the affirmative vote of a majority of the shares of Topps outstanding common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed WHITE proxy card promptly in the envelope provided to vote FOR the merger! If you hold your stock through a bank, broker, or other custodian, that custodian will not vote your stock without your instruction. Please follow the procedures provided by your custodian to ensure that your vote is represented at the special meeting.

The enclosed proxy statement and supplement contain important information about the transaction. We urge you to read it carefully in its entirety. The Board will announce the next annual meeting date once it has been scheduled. In setting that date, the Board will take into account any developments in its process to maximize value for stockholders.

Thank you for your support.

Sincerely,

Arthur T. Shorin
Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to MacKenzie Partners in the self-addressed, stamped envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, NY 10016

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

This letter contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.